EXHIBIT 2.5
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                                MERGER AGREEMENT
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      THIS MERGER  AGREEMENT  ("Agreement")  is made and entered into as of this
30th day of April, 1997 by and between LEONARD OSIAS, O.D., a citizen and resident of the State of California ("Dr. Osias"), and IRENE OSIAS, wife of Dr. Osias and a citizen and resident of the State of California, both as Trustees of the OSIAS FAMILY TRUST DATED AUGUST 18, 1988 (the "Trust") (collectively referred to herein as "Stockholder"), PRIMARY EYECARE NETWORK, a California corporation ("PEN"); P.E.N. RESOURCES, INC. ("PEN Resources") (collectively referred to herein as "Corporations," and individually as "Corporation");OMEGA HEALTH SYSTEMS, INC., a Delaware corporation ("OHSI"), and OMEGA ACQUISITION SUBSIDIARY, INC., a California corporation ("Omega").

                                   WITNESSETH

      WHEREAS, Stockholder is the sole shareholder in PEN and PEN Resources, which Corporations are dedicated to the support of optometry through education, training, publication and vendor programs; and

      WHEREAS, Stockholder has agreed to merge each of the Corporations into Omega (sometimes referred to hereinafter as the "Surviving Corporation"), with Stockholder receiving OHSI common stock and cash in exchange for Stockholder's stock in the Corporations; and

      WHEREAS, the parties desire to set forth in writing the terms and conditions under which said transaction will be consummated.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed as follows:

SECTION 1.  MERGER TRANSACTION.
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      1.1 BASIC  TRANSACTION.  (a) Subject to the terms and  conditions  of this
Agreement, at the Effective Time (as defined in SECTION 1.1.(B)(I)), the Corporations will be merged with and into Omega in accordance with this Agreement, and the separate existence of the Corporations shall thereupon cease (the "Merger"). Omega shall be the Surviving Corporation in the Merger. The Merger shall have the effects specified in SECTION 1100 ET SEQ. of the California Corporations Code (the "Code"). By execution and delivery of this Agreement, Stockholder hereby approves the Merger on the terms and subject to the conditions set forth herein, which approval shall be effective as an action without a meeting pursuant to the Corporations' bylaws and the Code.



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      (b)   EFFECT OF MERGER.

            (i)  GENERAL.  If all the  conditions  to the  Merger  set  forth in
      SECTION 5 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in SECTION 8, the parties hereto shall cause an Agreement of Merger meeting the requirements of the Code and substantially in the form of Schedule I attached hereto (the "Articles of Merger") to be properly executed, verified and delivered for filing in accordance with the Code on the Closing Date set forth in SECTION 1.2. The Merger shall become effective upon the later of acceptance for filing of the Articles by the Secretary of State of the State of California or at such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with applicable law as in effect at the time of the Merger (the "Effective Time"). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document or instrument) in the name and on behalf of Omega or the Corporations in order to carry out and effectuate the transaction contemplated by this Agreement.

            (ii) ARTICLES OF INCORPORATION. The Articles of Incorporation of Omega in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger, except that the name of Omega shall be changed to "Primary Eyecare Network, Inc.".

            (iii) BYLAWS. The Bylaws of Omega in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

            (iv) DIRECTORS AND OFFICERS. The directors and officers of Omega in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

            (v)  OMEGA   SHARES.   Each   share  of  common   stock  of  Omega
      Acquisition Subsidiary, Inc. (the "Omega Stock") issued and outstanding at and as of the Effective Time will remain issued and outstanding.

      1.2 CLOSING DATE. The closing of the Merger (the "Closing") shall take place at the Corporation's principal office in San Ramon, California, at 10:00 a.m. local time on April 30, 1997 or at such time and place as the parties hereto may agree in writing (the "Closing Date"). The parties agree that the Closing Date shall be extended, if required, to allow either party to fulfill any condition of this Agreement, but in no event shall the Closing Date be extended beyond May 10, 1997, unless agreed in writing by Stockholder and Omega.

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      1.3  TRANSFER  OF THE  SHARES.  Effective  as of the  Closing  Date,  each
Stockholder shall transfer,  assign,  grant,  deliver and convey to Omega all of
Stockholder's   right,   title  and  interest  in  and  to  the  shares  of  the
Corporations, free and clear of any lien, pledge, charge, security interest or encumbrance of any nature ("Lien") by delivery by each Stockholder to Omega of the stock certificates representing the shares of the Corporations duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, with all transfer taxes, direct or indirect, attributable to the transfer of the shares of the Corporations paid or provided for. As a result of the Merger the outstanding shares of the Corporations shall be cancelled and the Stockholder shall have the right to receive the consideration provided for in
Section 2.1 hereof.

      1.4 EVIDENCE OF TRANSFER. At the Closing and thereafter, as Omega may from time to time request, each Corporation shall execute and deliver to Omega such documents and instruments of conveyance as may be appropriate and shall take or cause to be taken such actions as Omega may reasonably request in order to accomplish the transfer of the shares of the Corporations and the consummation of the matters contemplated by this Agreement. All such documents shall be in form reasonably satisfactory to Omega.

SECTION 2.  CONSIDERATION

      2.1 CONSIDERATION. As consideration for the Merger, all shares of common stock of the Corporations shall, without further action on the part of Stockholder, be exchanged for: (i) One Million Four Hundred Eighteen Thousand Five Hundred Eighteen Dollars ($1,418,518) payable in immediately available funds by wire transfer paid by Omega to Stockholder at the Closing; and (ii) voting common stock of Omega Health Systems, Inc. (the "OHSI Stock") valued at One Million Two Hundred Seventy-five Thousand Nine Hundred Twenty-eight Dollars ($1,275,928) to be issued to Stockholder (hereinafter items (i) and (ii) are collectively referred to as the "Consideration"). In addition, PEN shall pay to Mr. Allen Leck ("Mr. Leck") (a) Four Hundred Eighty One Thousand Four Hundred Eighty Two Dollars ($481,482) payable in immediately available funds at the Closing, in satisfaction of the obligation set forth in the employment agreement between Dr. Osias and Mr. Leck, attached hereto as SCHEDULE 2.1.1 and (b) Five Hundred Thousand Dollars ($500,000) represented by Omega's promissory note, guaranteed by OHSI, in consideration of Mr. Leck's agreements under the Employment Agreement attached as Exhibit 5.1.3 and Mr. Leck's consent to this Merger, which promissory note shall be in the form of Schedule 2.1.2 hereto. Each share of OHSI Stock shall be valued at the average of the closing price of OHSI Stock for the thirty (30) trading days ending three (3) business days prior to the Closing Date, and excluding the five (5) highest and five (5) lowest daily closing prices. The maximum value of this per-share calculation shall be Seven and 1/8 Dollars ($7.125). No fractional share of OHSI Stock shall be issued. The OHSI Stock shall not be registered, and will be restricted securities that are not freely transferable, except to the extent provided herein, and the certificates reflecting the OHSI Stock shall bear a legend to that effect.



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      2.2 "PIGGYBACK"  REGISTRATION RIGHTS. (a) The Stockholder will be entitled to "piggyback" registration rights for unregistered OHSI Stock on registrations of OHSI stock or securities, subject to the right of Omega and its underwriters to reduce the number of shares of OHSI Stock proposed to be registered in view of market conditions, and OHSI shall promptly advise the Stockholder of any
proposed   registration.   Such   underwriter's   "cutback"   shall  be  applied
proportionately   to  all  unregistered  OHSI  Stock  or  other  securities  and unregistered warrants or stock options which are requesting registration at such time pursuant to contractual rights. The costs to OHSI of registering such OHSI Stock in a piggyback registration shall be borne by OHSI, except that underwriting discounts and commissions shall be paid by the Stockholder, and the costs of Stockholder's counsel shall be paid by the Stockholder.

      2.3 TRANSFERABILITY OF OHSI STOCK. Provided any transferee under this subsection acknowledges any restrictions placed on the OHSI Stock, nothing in this Agreement shall prevent the OHSI Stock from being transferred in whole, or in part, to one or more members of any Stockholder's family, to a trust established for any Stockholder's benefit or the benefit of one or more of the members of any Stockholder's family, to a family partnership (general or limited) established by any Stockholder's or one or more of the members of any Stockholder's family, or to any other entity that is owned by any Stockholder and one or more of the members of any Stockholder's family. In the event that the OHSI Stock is transferred to any permitted transferee in accordance with this SECTION 2.3, such permitted transferee shall be entitled to all of the rights of Stockholder pursuant to this Agreement. In addition, nothing in this Agreement shall prevent the Omega Stock that is not subject to the indemnification and escrow arrangement provided for in the Stock Pledge and Escrow Agreement from being sold or transferred, in whole or in part, to an unrelated third party so long as the applicable registration and qualifications requirements of the federal and state securities laws are complied with or such sale or transfer is exempt from such registration and qualification requirements.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF CORPORATIONS  AND STOCKHOLDER

      The Corporations and the Stockholder represent and warrant with Omega and OHSI that, except as set forth in the disclosure schedule accompanying this
Agreement:

      3.1 NUMBER OF, TITLE TO AND TRANSFERABILITY OF THE SHARES. The entire authorized capital stock of PEN consists of 1,000,000 shares of common stock, of which 1,000 shares are issued and outstanding. The entire authorized capital stock of PEN Resources consists of 100,000 shares, of which 10,000 shares are issued and outstanding. All of the issued and outstanding shares of each of the Corporations have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Stockholder as set forth on SCHEDULE
3.1 hereof. Stockholder owns beneficially and of record, and has good and marketable title to, all of the issued and outstanding shares of each Corporation, and Omega in the Merger shall acquire ownership of the assets of the Corporations, free and clear of all Liens, except for the liabilities or obligations listed in the Disclosure Schedules.

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      3.2 OPTIONS AND OTHER RIGHTS. There are no outstanding options,  warrants, agreements, calls, conversion rights or other rights to subscribe for, purchase or otherwise acquire any of the shares of the Corporations or to acquire any stock or any other equity interest in the Corporations.

      3.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Stockholder has the full legal right, power and capacity, and all authority and approval required to enter into, execute and deliver this Agreement and to perform and observe fully Stockholder's obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by each Stockholder and is the valid and binding obligation of Stockholder enforceable in accordance with its terms, subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

      3.4  TAXES.

      (a) Each Corporation has filed all federal, state, local, municipal or other tax returns ("Tax Returns") that it was required to file, on or before the Closing Date. All such Tax Returns were correct and complete in all material respects. All federal, state, local, municipal, or other income, employment, and other taxes ("Taxes") owed by the Corporations (whether or not shown on any Tax Return) through the Closing Date have been duly paid or accrued. The Corporations are not the beneficiary of any extension of time within which to file any Tax Return. The Corporations have not received notice of any claim made by an authority in a jurisdiction where the Corporations do not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Corporations that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) The Corporations have withheld and paid all Taxes, if any, required to have been withheld and paid, on or before the Closing Date, in connection with amounts paid or owing to any employee.

      3.5 LITIGATION. Except as set forth on SCHEDULE 3.5 hereto, there are no judgments unsatisfied against Corporations. Stockholder and Corporations are not a party to any pending action, suit, proceeding or investigation, at law or in equity, or otherwise in, for or by any court or governmental board, commission, agency, department or office arising from the acts of Stockholder or Corporations or initiation thereof by Stockholder or Corporations that relates to the business or operations of the Corporations. Stockholder and Corporations are not subject to any order, judgment, decree or governmental restriction which adversely affects the shares of the Corporations or which would prevent the consummation of the transactions contemplated by this Agreement. Stockholder and Corporations are not in material violation of any law, order, writ, injunction


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or decree,  injunction of any court,  governmental department or instrumentality
(including, without limitation, applicable environmental protection legislation and regulations) that relates to the business or operations of the Corporations. There is no claim, action or proceeding now pending or, to the knowledge of Stockholder, threatened against Stockholder or Corporations which will, or could, prevent or delay consummation of the transactions contemplated by this Agreement.

      3.6 MEMBERS. Attached as SCHEDULE 3.6.1 is a list of all of the Corporations' members as of March 31, 1997, for whom the Corporations provide services (the "Members"). Attached as SCHEDULE 3.6.2 is a sample application PEN enters into with the Members (the "Member Application").

      3.7 VENDORS. Attached as SCHEDULE 3.7.1 is a list as of March 31, 1997, of all of the Corporations' vendors who are currently providing products to the members of PEN Members, (the "Vendors"). Attached as SCHEDULE 3.7.2 are the contracts the Corporations entered into with the same Vendors (the "Vendor Contracts"). Except as described on SCHEDULE 3.7.3, or in the Membership Application materials, the Corporations have no other compensation arrangements of any sort with Vendors, the terms of which are not substantially similar to the terms of SCHEDULE 3.7.2.

      3.8 EMPLOYEES AND INDEPENDENT CONTRACTORS. Attached as SCHEDULE 3.8.1 is a list as of March 31, 1997, of all of the Corporations' employees and independent contractors, including, but not limited to, manufacturers' representatives and salespersons. Attached as SCHEDULE 3.8.2 and SCHEDULE 3.8.3 are sample contracts Corporations enters into with such employees and independent contractors. Except as described on SCHEDULE 3.8.4, the Corporations has no other compensation arrangements of any sort with any person listed on SCHEDULE 3.8.1, the terms of which are not substantially similar to the terms of SCHEDULE 3.8.2 or SCHEDULE 3.8.3.

      3.9 CONTRACTS OR OTHER AGREEMENTS. Attached as SCHEDULE 3.9 is a list of written contracts (other than the Member Applications, Vendor Contracts and those contracts with persons listed on SCHEDULE 3.8.1) the Corporations has with any third-party ("Other Agreements"). SCHEDULE 3.9 also sets forth a written description of any verbal agreements that the Corporations have with any third-party that provide for payments to or from the Corporations in excess of $10,000 per annum.

      3.10 FRAUD AND ABUSE. (a) Corporations and persons and entities providing professional services for Corporations have not, to the knowledge of Dr. Osias and Mr. Leck, engaged in any activities which are prohibited under 42 U.S.C.
(beta) 1320a-7b, or the regulations promulgated thereundER pursuant to such statutes, or related state or local statues or regulations, or which are prohibited by rules of professional conduct; and

      (b) To the knowledge of Dr. Osias and Mr. Leck, the Corporations are in substantial compliance with the regulations, found at 42 Code of Federal Regulations (beta) 1001.952(h), related to the furnishing of "discounts" (as thAT term is defined in the regulations) in the sale of goods and services by Corporations to the Members.

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      3.11 LABS.  The  Corporations  neither own, nor operate under a management services or other similar contract, any diagnostic labs of any sort, nor are under any contract to furnish any diagnostic laboratory services to any Member.

      3.12 NO MEDICAL SERVICES. The Corporations neither provide, directly or indirectly, professional medical services of any kind, including, but not limited to optometry or ophthalmology; nor do the Corporations engage in, directly or indirectly, the practice of opticianry, including but not limited to, the sale, fitting, or repair of glasses or contact lenses.

      3.13 ACCURACY AND MATERIALITY. No representation or warranty of Stockholder or the Corporations contained in this Agreement or any other document prepared by Corporations and delivered to Omega in connection with this Agreement contains any untrue statement of a material fact, or fails to state any material fact necessary in order to make the statements made in this Agreement or such document not misleading. Each of the representations and warranties contained in this SECTION 3 shall be deemed to be material to and have been relied upon by Omega.

      3.14 REVIEW AND CONSULTATION. Stockholder has had access to and reviewed such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by Stockholder in connection with the transactions contemplated herein.

      3.15 BROKER FEES. Neither Stockholder nor the Corporations has utilized the services of a broker in connection with this transaction, and neither Stockholder nor the Corporations has any liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      3.16 TANGIBLE ASSETS. Attached hereto as SCHEDULE 3.16 is a true and complete list of all of the non-cash assets, to which each Corporation is a party, of the Corporations at the Closing Date (the "Assets"). Each Corporation has and at the Closing Date will have good title, unencumbered by any Lien, to all of the Assets. The Assets will be updated at the Closing Date, and cash, accounts receivables, accounts payable, and debt at the Closing Date will be substantially similar to the amounts of such items existing as of November 30, 1996.

      3.17 ACCOUNTS RECEIVABLE. Attached hereto as SCHEDULE 3.17.1 is a true and complete list as of March 31, 1997, of all accounts receivable of the
Corporations and the amount of Corporations' reserve for bad debts at the Closing Date. Prior to the Closing there shall be no material adverse change in the accounts receivable or the reserve, except for transactions in the normal course of the Corporations' business. In addition, attached as SCHEDULE 3.17.2 is a list of all accounts receivable that have been written off as "uncollectible" or as "bad debt," since May 1, 1995. The accounts receivable are


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each exclusively owned by the Corporations free and clear of any liens, security interest claims and encumbrances of any kind; are payable in an amount not less than their face amount, and are based on an actual and bona fide rendition of services or sale of goods in the ordinary course of business, and are not subject to any action, suit, proceeding or pursuit (pending or threatened) set-off, counter claim, defense, abatement, suspension, deferment, deductible, reduction or termination by the account debtor other than routine adjustments made in the ordinary course of business and each account receivable requires no further act or circumstances on the part of the Corporations to make the account receivable payable by the account debtor. Neither the Corporations, Dr. Osias, nor Mr. Leck have actual knowledge of any bankruptcy or other payment disability of any account debtor.

      3.18 FINANCIAL STATEMENTS. Attached hereto as collective SCHEDULE 3.18.1 are audited financial statements of PEN at April 30, 1994, April 30, 1995, April 30, 1996 and the seven (7) months ended November 30, 1996, including balance sheets and income statements for the periods then ended. Attached hereto as
Schedule 3.18.2 are unaudited financial statements of PEN Resources at December 31, 1995 and 1996, including balance sheets and income statements for the periods then ended. Such financial statements accurately reflect the condition and results of operations of the Corporations at such dates and for such periods. Since November 30, 1996 there has not been, and prior to the Closing Date there will not be, any material adverse change in the Assets or business or financial condition of the Corporations.

      3.19 UNDISCLOSEDLIABILITIES. To the knowledge of the Corporations, except as set forth in SCHEDULE 3.19, the Corporations have no debt, liability or obligation except for (i) debts, liabilities or obligations set forth on, accrued or reserved against in, the March 31, 1997 balance sheet of the Corporations or included in any notes thereto, (ii) debts, liabilities or obligations that have arisen in the ordinary course of business, or (iii) debts, liabilities or obligations disclosed in the audited financial statements of the Corporations for the period ended November 30, 1996.

      3.20 GOVERNMENTAL APPROVALS. The Corporations have all permits and licenses required by all applicable laws and regulations and are not in violation of any such applicable laws or regulations. The Corporations are duly licensed, and the Corporations, their offices and facilities are lawfully operated in all material respects in accordance with the requirements of all applicable laws, including any federal or state antitrust, price discrimination, or illegal brokerage laws, and have all necessary authorizations, all of which are in full force and effect in all material respects. There are no outstanding notices of deficiencies relating to the Corporations issued by any governmental authority requiring conformity or compliance with any applicable law or condition, and the Corporations and Stockholder have no knowledge that such necessary authorizations may be revoked or not renewed in the ordinary course of business.

      3.21 THIRD-PARTY RELATIONS. Neither Dr. Osias nor Mr. Leck is aware of any problem or disagreement with any third parties with which the Corporations do business, which problem or disagreement has had a material


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adverse  effect on the  Corporation's  businesses or is  reasonably  likely to have a material adverse effect on the Corporation's businesses. Dr. Osias and Mr. Leck will use their best efforts from the date of this Agreement to operate the business in such a manner so as not to materially adversely affect the goodwill of its Members, Vendors, suppliers, employees, and other such persons or third parties with which the Corporations do business.

      3.22 TRADE RELATIONS. There exists no actual or threatened limitation of the business relationship of Corporations with any Member, Vendor or landlord, with any Member Application or Other Agreements, which actual or threatened limitations to such contracts or projected contracts with Corporations would be material to the operations of Corporations. There exists no condition or state of facts or circumstances which could result in the occurrence of a material adverse effect with respect to the Assets, financial condition, or business of the Corporations or prevent Omega from conducting the Corporations' business after the consummation of the transactions contemplated by this Agreement as such business is currently conducted.

      3.23 EMPLOYEE BENEFIT PLANS. (a) LIST OF PLANS. Set forth on SCHEDULE 3.23 is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Corporations (including all employers (whether or not incorporated) which by reason of common control are treated together with Corporations and/or Stockholder as a single employer within the meaning of Section 414 of the Code) since September 2, 1974.

      (b) STATUS OF PLANS. Corporations have never maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of either Section 412 of the Code or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. Corporations have not incurred any liability to the Pension Benefit Guaranty Corporations ("PBGC") in connection with any Employee Benefit Plan covering any employees of Corporations or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and Stockholder knows of no facts or circumstances which might give rise to any liability of Corporations to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against the Omega by the PBGC. Corporations have not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability to a Multiemployer Plan.

      (c) CONTRIBUTIONS. Full payment has been made of all amounts which Corporations are required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Corporations are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Corporations have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

      (d) TAX QUALIFICATION. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

      (e) TRANSACTIONS. Corporations have not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

      (f) OTHER PLANS. Corporations presently does not maintain any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed on EXHIBIT 3.23.

      (g) DOCUMENTS. Stockholder has delivered or caused to be delivered to Omega and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under
Section 401 or 501 of the Code, and (ii) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

      3.24 INVESTMENT INTENT. Stockholder acknowledges that the OHSI Stock has not been registered under the Securities Act, and that the OHSI Stock, except as provided for in SECTION 2.2, AND SECTION 2.3 , may not be sold, pledged or otherwise transferred absent such registration, or unless an exemption from registration is available. Stockholder is acquiring the OHSI Stock for its own account, for investment purposes only and not with a view to distribution of such OHSI Stock within the meaning of Section 2(11) of the Securities Act. Stockholder qualifies as an "accredited investor", as defined in Rule 501(a) pursuant to the Securities Act. Stockholder has received from OHSI a copy of OHSI's Form 10-K for 1994, 1995, and 1996, OHSI's 10-Q for the quarter ended

September 30, 1996, and OHSI's 1994 and 1995 Annual Report to Shareholders. Stockholder has had the opportunity to ask questions of and receive answers from OHSI senior management concerning OHSI and the terms and conditions of this investment by Stockholder. Stockholder has had the opportunity to obtain other additional information concerning OHSI from OHSI senior management. This representation by Stockholder does not limit or qualify in any respect any of the representations or warranties made by OHSI in this Agreement.

      3.25 AUTHORITY. (a) The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding agreement of each of the Corporations enforceable in accordance with its terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief, and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws effecting the rights of creditors generally). Attached hereto as SCHEDULE 3.25 is a listing of all third-party consents in connection with the Merger which must be obtained prior to the Effective Time.

      (b) To the knowledge of Stockholder and Dr. Osias, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and/or compliance by the Corporations and Stockholder with any of the provisions hereof, will not:

            (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets of the Corporations under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which either the Corporations, Stockholder or Dr. Osias is a party, or by which either the Corporations, Stockholder, Dr. Osias or any of the assets of the Corporations is bound; or

            (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to the Corporations, Stockholder, or Dr. Osias or any of the assets to be conveyed hereunder; or

            (iii) conflict with or constitute a breach, violation, or termination of any provision of any Vendor Contract, any Member Application, any Other Agreement, or any contract with the persons listed on Schedule 3.8.1.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF OMEGA AND OHSI.

      Omega and OHSI represent and warrant to the Stockholder that:

      4.1 CORPORATE STATUS. Each of Omega and OHSI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to carry on its business as now conducted and to own or lease and operate its properties as, and in the places where, such business is now conducted and such properties are owned, leased and operated.

      4.2 CAPITALIZATION. OHSI has an authorized capitalization of 25,000,000 shares of common stock ("OHSI Comon Stock"), par value $.06 per share, of which 6,879,978 shares are issued and outstanding. All of the issued and outstanding shares of OHSI Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as described on SCHEDULE 4.2, there are no options, warrants or similar rights granted by OHSI or any other agreements to which OHSI is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of OHSI Common Stock. Omega is a wholly-owned subsidiary of OHSI.

      4.3 CONTRACTS OR OTHER AGREEMENTS. Neither the execution or delivery of this Agreement nor the consummation of this transaction will: (i) conflict with, constitute a breach, violation or termination of any provision of any contract or other agreement to which Omega is a party or by which it is bound; or (ii) violate any law, regulation, judgment, rule, order or any other restriction of any kind or character applicable to Omega.

      4.4 REVIEW AND CONSULTATION. Omega has had access to and reviewed such information and has consulted with all legal counsel, tax counsel, accountants and other experts and advisors deemed necessary by Omega in connection with the transactions contemplated herein.

      4.5 AUTHORITY TO EXECUTE AND PERFORM AGREEMENT. Omega has the full legal right, power and capacity, and all authority and approval, including approval by Omega's Board of Directors, required to enter into, execute and deliver this Agreement and to perform and observe fully Omega's obligations hereunder and to perform the transactions contemplated hereby. This Agreement has been fully executed and delivered by Omega and is the valid and binding obligation of Omega enforceable in accordance with its terms. To the knowledge of Omega and OHSI, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and compliance by Omega and OHSI with any of the provisions hereof, will not:

            (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which either Omega or OHSI is a party, or by which either Omega or OHSI or any of their assets are bound; or

            (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to Omega or OHSI.


      4.6 OHSI STOCK. The shares of OHSI Stock to be issued to the Stockholder pursuant to this Agreement, when so issued and delivered, will be duly and validly authorized and issued, fully paid and nonassessable, free and clear of any and all Liens, and free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws, with no personal liability attaching to the ownership thereof.

      4.7 CONSENTS AND APPROVALS. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or license or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is necessary in connection with the execution and delivery of this Agreement by Omega or OHSI and the Merger as contemplated by this Agreement.

      4.8  SEC REPORTS AND FINANCIAL STATEMENTS.

            (a) OHSI has previously furnished to Stockholder complete and correct copies of: (i) its Annual Reports on Form 10-K for the periods ended December 31, 1994, 1995, and 1996, (ii) its proxy materials for the two (2) most recently held meetings of stockholders, and (iii) its 1994 and 1995 Annual Reports to Shareholders (collectively, the "SEC Filings").

            (b) As of their respective filing dates or the date of any amendment thereto, none of the SEC Filings contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC filing.

            (c) Since December 31, 1996, OHSI has filed with the Securities and Exchange Commission ("SEC") all reports and registration statements and all other filings required to be filed with the SEC.

            (d) The audited consolidated financial statements and unaudited interim financial statements included in the reports or other filings referred to in SECTION 4.8(A) hereof were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of OHSI and its subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows and stockholders' equity of OHSI and its subsidiaries for the periods shown therein, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and the absence of certain footnote disclosures.

            (e) For three (3) years following the Closing Date, Omega and OHSI will supply to Stockholder all SEC Filings made after the Closing Date and copies of all press releases issued by OHSI.

      4.9 UNDISCLOSED LIABILITIES. Except as disclosed on SCHEDULE 4.9, neither OHSI nor any of its subsidiaries has any liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which is material to the business of OHSI and its subsidiaries, taken as a whole, except for any such liability and obligation which (i) is accrued or reserved against in the consolidated balance sheet as of December 31, 1996 contained in OHSI's report on Form 10-K for the period then ended, or (ii) is of a normally recurring nature and was incurred after November 30 , 1996 in the ordinary course of business and consistent with past practice.

      4.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996 to the date hereof, there has not occurred or arisen any events having individually or in the aggregate a material adverse effect on the business, financial condition, operation, prospects, net worth, assets or liabilities of OHSI and its subsidiaries, taken as a whole, except any such events described in the SEC Filings filed by OHSI since December 31, 1996 to the date hereof and which were provided to the Stockholder by OHSI.

      4.11 TAXES. (a) Each of OHSI and Omega has filed all federal, state, local, municipal or other tax returns ("Tax Returns") that it was required to file, on or before the Closing Date. All such Tax Returns were correct and complete in all material respects. All federal, state, local, municipal, or other income, employment, and other taxes ("Taxes") owed by Omega or OHSI (whether or not shown on any Tax Return) through the Closing Date have been duly paid or accrued. Neither OHSI nor Omega is the beneficiary of any extension of time within which to file any Tax Return. Neither OHSI nor Omega has received notice of any claim made by an authority in a jurisdiction where Omega does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Omega that arose in connection with any failure (or alleged failure) to pay any Tax.

      (b) Each of Omega and OHSI has withheld and paid all Taxes, if any, required to have been withheld and paid, on or before the Closing Date, in connection with amounts paid or owing to any employee.

      4.12 LITIGATION. Except as set forth on SCHEDULE 4.12 hereto, there are no judgments unsatisfied against either Omega or OHSI. Neither Omega nor OHSI is a party to any pending action, suit, proceeding or investigation, at law or in equity, or otherwise in, for or by any court or governmental board, commission, agency, department or officer arising from the acts of either Omega or OHSI or initiation thereof by Omega or OHSI that relates to the business or operations of either Omega or OHSI. Neither Omega nor OHSI is subject to any order, judgment, decree or governmental restriction which adversely affects the OHSI Stock or which would prevent the consummation of the transactions contemplated by this Agreement. Neither Omega nor OHSI is in material violation of any law, order, writ, injunction or decree, injunction of any court, governmental department or instrumentality (including, without limitation, applicable environmental protection legislation and regulations) that relates to the business or operations of either Omega or OHSI. There is no claim, action or proceeding now pending or, to the knowledge of either Omega or OHSI, threatened against either Omega or OHSI which will, or could, prevent or delay consummation of the transactions contemplated by this Agreement.

      4.13 FRAUD AND ABUSE. Neither Omega nor OHSI, nor persons and entities providing professional services for Omega or OHSI have, to the knowledge of Omega or OHSI engaged in any activities which are prohibited under 42 U.S.C.
(beta) 1320a-7b, or the regulations promulgated thereundER pursuant to such statutes, or related state or local statues or regulations, or which are prohibited by rules of professional conduct.

      4.14 THIRD-PARTY RELATIONS. Neither Omega nor OHSI is aware of any problem or disagreement with any third parties with which the they do business, which problem or disagreement has had a material adverse effect on their businesses or is reasonably likely to have a material adverse effect on their businesses. Omega and OHSI will use their best efforts from the date of this Agreement to operate the business in such a manner so as not to materially adversely affect the goodwill of its Members, Vendors, suppliers, employees, and other such persons or third parties with which the Corporations do business.

      4.15 BROKER FEES. Neither OHSI nor Omega has utilized the services of a broker in connection with this transaction, and neither has any liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      4.16 GOVERNMENTAL APPROVALS. Omega and OHSI have all permits and licenses required by all applicable laws and regulations and are not in violation of any such applicable laws or regulations. Each of OHSI and Omega is duly licensed, and Omega, OHSI and their offices and facilities are lawfully operated in all material respects in accordance with the requirements of all applicable laws, including any federal or state antitrust, price discrimination, or illegal brokerage laws, and has all necessary authorizations, all of which are in full force and effect in all material respects. There are no outstanding notices of deficiencies relating to Omega or OHSI issued by any governmental authority requiring conformity or compliance with any applicable law or condition, and neither OHSI nor Omega have any knowledge that such necessary authorizations may be revoked or not renewed in the ordinary course of business.

      4.17 EMPLOYEE BENEFIT PLANS. (a) LIST OF PLANS. Set forth on EXHIBIT 4.16 is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of ERISA, whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by Omega or OHSI (including all employers (whether or not incorporated) which by reason of common control are treated together with Omega or OHSI as a single employer within the meaning of
Section 414 of the Code) since September 2, 1974.

      (b) STATUS OF PLANS. Neither Omega nor OHSI has maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of either Section 412 of the Code or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. Neither Omega or OHSI has incurred any liability to the PBGC in connection with any Employee Benefit Plan covering any employees of Omega or OHSI or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and neither Omega nor OHSI knows of any facts or circumstances which might give rise to any liability of Omega or OHSI to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against Omega or OHSI by the PBGC. Neither Omega nor OHSI has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability to a Multiemployer Plan.

      (c) CONTRIBUTIONS. Full payment has been made of all amounts which Omega or OHSI is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Omega or OHSI is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Omega or OHSI has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

      (d) TAX QUALIFICATION. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

      (e) TRANSACTIONS. Neither Omega nor OHSI has engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

      (f) OTHER PLANS. Neither Omega nor OHSI presently maintains any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed on SCHEDULE 4.16.

      4.18 ACCURACY AND MATERIALITY. No representation or warranty of Omega or OHSI contained in this Agreement or any other document prepared by Omega or OHSI and delivered to Stockholder, the Corporations or Leck in connection with this Agreement contains any untrue statement of a material fact, or fails to state any material fact necessary in order to make the statements made in this Agreement or such document not misleading. Each of the representations and warranties contained in this SECTION 4 shall be deemed to be material to and have been relied upon by Stockholder.

      4.19 OFFERING. Subject to the truth and accuracy of Stockholder's representations set forth in SECTION 3 of this Agreement, the offer, sale and issuance of the shares of OHSI Stock as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and neither Omega, OHSI, nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

SECTION 5.  CONDITIONS AND ADDITIONAL AGREEMENTS.

      5.1 CONDITIONS PRECEDENT TO OMEGA'S AND OHSI OBLIGATIONS. The Closing and all obligations of Omega and OHSI pursuant to this Agreement shall be conditioned upon the following:

            (a) All representations and warranties contained in SECTION 3 shall be true and correct as of the date of this Agreement and as of the Closing Date;

            (b) There shall have been no material adverse change in the accounts receivable, assets, liabilities, financial condition or business of the Corporations from November 30, 1996, through the Closing Date;

            (c) Stockholder shall have executed and delivered to Omega the stock certificates representing the Shares pursuant to SECTION 1.3 of this Agreement;

            (d) Stockholder shall have performed all of its obligations under this Agreement required to be performed as of the Closing Date;

            (e) Dr. Osias shall have executed and delivered to Omega a Noncompetition and Nonsolicitation Agreement, dated as of May 1, 1997, by and among Dr. Osias, the Corporations and OHSI, and substantially in the form of EXHIBIT 5.1.1, attached hereto (the "Noncompete Agreement");

            (f) Mr. Leck shall have executed and delivered to Omega a Contractor's Agreement and Confidentiality Agreement, dated as of May 1, 1997, by and among, Mr. Leck, the Corporations, and OHSI, and substantially in the form of EXHIBIT 5.1.2 attached hereto (the "Contractor's Agreement");

            (g) Mr. Leck shall have executed and delivered to OHSI the Employment Agreement, substantially in the form of EXHIBIT 5.1.3, attached hereto;

            (h) Dr. Osias shall have executed and delivered to OHSI the Consulting Agreement, substantially in the form of EXHIBIT 5.1.4, attached hereto;

            (i) Stockholder shall have executed and delivered to OHSI the Stock Pledge and Escrow Agreement in the form of EXHIBIT 5.1.5 attached hereto; and

            (j) Any licenses required by law for the operation of the Corporations shall be in good standing and all regulatory requirements shall have been met in connection with the Merger to ensure the continued operation of the surviving Corporation in the Merger.

            In the event Omega reasonably believes prior to the Closing Date that any of the foregoing conditions is not satisfied, then OHSI shall notify Stockholder in writing and Stockholder shall cure such to the reasonable satisfaction of OHSI. If Stockholder does not cure in thirty
      (30) days, then OHSI may, at its option, terminate this Agreement, in which event Omega and OHSI shall be relieved of all obligations hereunder and this Agreement shall be deemed null, void and of no force or effect; except that SECTION 12.7 shall survive termination of this Agreement pursuant to this SECTION 5.1.

      5.2 CONDITIONS PRECEDENT TO STOCKHOLDER'S OBLIGATIONS. The Closing and all obligations of Stockholder, the Corporations and Leck pursuant to this Agreement shall be conditioned upon the following:

            (a) All representations and warranties contained in SECTION 4 shall be true and correct as of the date of this Agreement and as of the Closing Date;

            (b) OHSI  shall  have  delivered  the  Purchase  Price  set forth in
      SECTION 2 hereof and the documents set forth in SECTION 5.3;

            (c) Omega and OHSI shall have performed all of its obligations under this Agreement required to be performed as of the Closing Date;

            (d) OHSI shall have executed and delivered to Dr. Osias the Noncompete Agreement, substantially in the form of EXHIBITS 5.1.1, attached hereto;

            (e) OHSI shall have executed and delivered to Mr. Leck the Contractor's Agreement, substantially in the form of EXHIBIT 5.1.2, attached hereto;

            (f) OHSI shall have executed and delivered to Mr. Leck the Employment Agreement, substantially in the form of EXHIBIT 5.1.3, attached hereto;

            (g) OHSI shall have executed and delivered to Dr. Osias the Consulting Agreement, substantially in the form of EXHIBIT 5.1.4, attached hereto;

            (h) Omega and OHSI shall have executed and delivered to Mr. Leck the promissory note in the form of Schedule 2.1.2 hereof.

            (i) There shall have been no material adverse change in the financial condition or business of OHSI since December 31, 1996; and

            (j) There shall not be in effect (i) any judgment, decree or order issued by any federal, state or local court of competent jurisdiction, or
      (ii) any statute, rule or regulation enacted or promulgated by any federal, state or local or legislative, administrative or regulatory body of competent jurisdiction, that in either of cases (i) or (ii) challenges the consummation of the proposed transactions under this Agreement.

      In the event Stockholder reasonably believes prior to the Closing Date that any of the foregoing conditions is not satisfied, then Stockholder shall notify OHSI in writing and OHSI shall cure such to the reasonable satisfaction of Stockholder. If OHSI does not cure in thirty (30) days then Stockholder may, at its option, terminate this Agreement in which event Stockholder shall be relieved of all obligations hereunder and this Agreement shall be deemed null, void and of no force or effect, except that SECTION 12.14 and SECTION 12.7 shall survive termination of this Agreement pursuant to this Section 5.2.

      5.3 OMEGA'S AND OHSI DELIVERIES. At or prior to the Closing, Omega and OHSI shall deliver to Stockholder the following documents:

      (a) CORPORATE RESOLUTIONS. A copy of directors' resolutions of Omega and OHSI, certified by its respective corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Omega and OHSI of this Agreement, the other instruments to be executed and delivered by Omega and OHSI as provided herein, and the performance by Omega and OHSI of the transactions contemplated hereby;

      (b)   CONSIDERATION.  The Consideration described in SECTION 2;

      (c) NONCOMPETE AND NONSOLICITATION AGREEMENTS. The Noncompete Agreement among Dr. Osias, the Corporations and OHSI and the Contractor's Agreement among Mr. Leck, the Corporations and Omega;

      (d) EMPLOYMENT  AGREEMENT.  The Employment  Agreement between Mr. Leck and
PEN;

      (e) CONSULTING AGREEMENT. The Consulting Agreement between Dr. Osias and PEN;

      (f) OPINION OF COUNSEL FOR OMEGA AND OHSI. An opinion of counsel for Omega and OHSI dated as of the Closing Date, in form and substance reasonably satisfactory to Stockholders' counsel, and where appropriate with reliance upon a certificate from Omega and OHSI to the effect that:

            (1) Each of OHSI and  Omega is (i)  duly  incorporated  and  validly existing as a business corporation under the jurisdiction of its incorporation, (ii) in good standing as a business corporation under the laws of the jurisdiction of its incorporation, and (iii) duly empowered and authorized to hold and own its properties and carry on its business as now conducted and as proposed to be conducted.

            (2) Each of OHSI and Omega has the full power and authority to execute, deliver, and perform this Agreement and all other agreements and documents contemplated hereby to which OHSI or Omega, as applicable, is a party and which are necessary to consummate the contemplated transaction to which OHSI or Omega, as applicable, is a party, and all corporate actions of OHSI and Omega necessary for such execution, delivery and performance will have been duly taken.

            (3) This Agreement and all agreements related to this Agreement to which either OHSI or Omega is a party have been duly executed and delivered by each of OHSI and Omega, as applicable, and constitute the legal, valid, and binding agreement of each of OHSI and Omega enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). The execution and delivery by each of OHSI and Omega of this Agreement, and the performance of their respective obligations hereunder, do not require any action or consent of any party other than Omega or OHSI pursuant to any contract, agreement or other understanding of Omega, or pursuant to any order or decree to which Omega or OHSI is a party or to which its properties or assets are subject and will not violate any provision of, the articles of incorporation or bylaws of Omega or OHSI or any order of any court or other agency of the government.

            (4) To the best of such counsel's knowledge, with respect to Omega or OHSI there are no actions, suits, claims, proceedings or investigations pending or, to such counsel's knowledge, threatened against Omega or OHSI at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely effect the transactions contemplated herein or any party's right to enter into this Agreement.

            (5) Neither OHSI nor Omega is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would affect the rights of OHSI and Omega to enter into and perform this Agreement;

            (6) The shares of OHSI Stock issued to Stockholder have been duly and validly issued by OHSI, with the authorization and approval of OHSI Board of Directors, and such OHSI Stock is duly paid and non-assessable free and clear of all liens and free of all restrictions, including transfer restrictions other than those imposed under this Agreement or under applicable federal and state securities laws.

      (g) OFFICER'S CERTIFICATE. A Certificate of each of OHSI's and Omega's President and Secretary confirming the matters in SECTION 5.2(A); and

      (h) OTHER MERGER DOCUMENTS. All such documents and instruments Stockholder and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

      5.4 STOCKHOLDERS' DELIVERIES. At or prior to the Closing, Stockholder shall deliver to the Corporations and Leck, Omega and OHSI, as applicable, the following documents:

      (a) CORPORATE AND SHAREHOLDER RESOLUTIONS. A copy of director's resolutions of PEN and PEN resources and a copy of the Shareholder's resolution certified by its respective corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the closing date, authorizing the execution and delivery by PEN and PEN Resources of this Agreement, the other instruments to be executed and delivered by PEN and PEN Resources as provided herein, and the performance by PEN and PEN Resources of the transactions contemplated hereby;

      (b) STOCK CERTIFICATES. Stock certificates, representing the shares of each Corporation, duly endorsed by Stockholder for transfer or accompanied by appropriate stock powers;

      (c) EXECUTED CONTRACTS. Copies of all executed contracts or other material agreements entered into by or on behalf of the Corporations in excess of $10,000;

      (d) COPY OF LEASES. Copies of all real estate and equipment leases pertaining to the Corporations in excess of $10,000;

      (e) NONCOMPETE AND NONSOLICITATION AGREEMENTS. The Noncompete Agreement among Dr. Osias, the Corporations and OHSI; and the Contractor's Agreement among Mr. Leck, the Corporations and Omega;

      (f)   EMPLOYMENT AGREEMENT.  The Employment Agreement between Mr. Leck and
PEN;

      (g) CONSULTING AGREEMENT. The Consulting Agreement between Dr. Osias, PEN and OHSI;

      (h) STOCK PLEDGE AGREEMENT. The Stock Pledge and Escrow Agreement between the Stockholder and OHSI;

      (i) OPINION OF COUNSEL FOR CORPORATIONS AND STOCKHOLDER . An opinion of counsel for the Corporations and Stockholder dated as of the Closing Date, in form and substance reasonably satisfactory to Omega's counsel.

      (j) OPINION OF COUNSEL FOR MR. LECK. An opinion of counsel for Mr. Leck confirming the enforceability of the Contractor's Agreement and the Employment Agreement.

      (k)   OFFICER'S   CERTIFICATE.   A   certificate   from  officers  of  the
Corporations confirming the matters in SECTION 5.1(A) hereof; and

      (l) OTHER MERGER DOCUMENTS. All such documents and instruments Omega and its counsel may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 6.  INDEMNIFICATION; SET-OFF.

      6.1 INDEMNIFICATION OF OMEGA. Stockholder shall indemnify, defend and hold Omega and its officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the above-named persons, resulting from or in connection with any one or more of the following:

      (a) Misrepresentations, breach of warranties, failure to perform any covenant or agreement of Stockholder contained herein, which has not been waived in writing by Omega;

      (b) Any liabilities or obligations of Corporations existing as of the Closing Date and not disclosed on the November 30, 1996 balance sheet or on the disclosure schedule;

      (c) Claims, actions or suits by former employees of Corporations arising out of events that took place on or before the Closing Date; or

      (d)   Corporations'   failure  to  discharge  pension  or  benefit  plan
obligations.

Omega agrees to give prompt notice to Stockholder of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 6.1. Stockholder may participate in the defense of any such suit, action, proceeding or other matter at Stockholder's expense. Stockholder shall not be liable under this SECTION 6.1 for any settlement effected without Stockholder's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 6.1, which consent shall not be unreasonably withheld.

      6.2 INDEMNIFICATION OF STOCKHOLDER. Omega shall indemnify, defend and hold Stockholder and its respective agents, representatives, heirs, successors and assigns harmless from any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the above-names persons, resulting from or in connection with misrepresentations, breach of warranties or failure to perform any covenant or Agreement of Omega contained herein. Stockholder agree to give prompt notice to Omega of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 6.2. Omega may participate in the defense of any such suit, action, proceeding or other matter at Omega's expense. Omega shall not be liable under this SECTION 6.2 for any settlement effected without Omega's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this SECTION 6.2, which consent shall not be unreasonably withheld.

      6.3 SECURITY FOR INDEMNITY. To secure the indemnity under this Agreement and certain other agreements, Omega and OHSI are entitled to exercise their rights set forth in that certain Stock Pledge and Escrow Agreement, dated as of the Closing Date, to which OHSI, Omega and Stockholder are parties.

      6.4 LIMITATION ON INDEMNITY. Neither Stockholder nor Corporations shall have the obligation to indemnify Omega and its affiliates under this Agreement for any amount until the aggregate indemnification amount which Omega and its affiliates are entitled to exceeds Ten Thousand Dollars ($10,000). Once that threshold has been exceeded, the indemnification obligation in favor of Omega and its affiliates shall apply as to all amounts in excess of the $10,000 threshold; but such amounts shall not exceed Six Hundred Fifty Thousand
($650,000) Dollars; provided, however that with regard to the types of claims specified in (ii), (iii), and (iv) of Section 6.5 hereof, there shall be no dollar limitation. While OHSI Stock owned by the Osias Trust is pledged pursuant to the Stock Pledge and Escrow Agreement, then during such time Omega and OHSI agree that any claim hereunder shall be limited to the value of such pledged stock.

      6.5 The indemnity obligations provided for in Sections 6.1 and 6.2 hereof shall terminate May 1, 1998, except for (i) any matters noticed prior to such date, in accordance with the Stock Pledge and Escrow Agreement and the provisions of Section 6.1 or 6.2 hereof, (ii) any matters involving fraud which shall have no time limitation, (iii) any matters involving tax claims which shall terminate on the expiration of the applicable statute of limitations of the taxing authority, and (iv) any matters involving environmental or ERISA matters, which shall terminate May 1, 2000.

SECTION 7.  AMENDMENT AND WAIVER.

      The parties hereto may by mutual agreement amend this Agreement in any respect. Any party hereto may extend the time for the performance of any of the obligations of the other, waive any inaccuracies and representations by the other contained in this Agreement or in any document delivered pursuant hereto which inaccuracies would constitute a breach of this Agreement, waive compliance by the other with any of the covenants contained in this Agreement and performance of any obligations by the other, or waive the fulfillment of any condition that is precedent to the performance by the party so waiving any of its obligations under this Agreement. Any agreement on the part of any party for any such amendment, extension or waiver must be in writing and signed by the party agreeing to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

SECTION 8.  TERMINATION AND ABANDONMENT.

      8.1 METHODS OF TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

            (a)   by the mutual written consent of Stockholder and OHSI;

            (b) by OHSI, if all of the conditions set forth in SECTION 5.1 of this Agreement shall not have been satisfied or waived on or prior to the Closing; or

            (c)   by  Stockholder  if all of the conditions set forth in SECTION
       5.2 of this Agreement shall not have been satisfied or waived on or prior to the Closing.

The following provisions notwithstanding, this Agreement will terminate after May 15, 1997, unless an extension of time is mutually agreed to, as evidenced by written consent of Stockholder and OHSI. If this Agreement is terminated pursuant to this SECTION 8.1, it shall become null and void and of no further force or effect, except as provided in SECTION 8.2.

      8.2 PROCEDURE UPON TERMINATION. In the event of termination and abandonment of this Agreement by Stockholder or Omega pursuant to SECTION 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties as provided herein and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Stockholder or Omega, and Stockholder and Omega shall each return to the other party any documents or copies thereof in possession of such party furnished by such other party in connection with the transaction contemplated by this Agreement. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement with respect to this Agreement or the transactions contemplated hereby except as provided in this SECTION 8.2; provided, however, that no termination of this Agreement pursuant to the provisions of this SECTION 8 shall relieve any party of liability for breach of any provision of this Agreement occurring prior to such termination; and provided, further, that any and all confidential or proprietary information obtained from either party must be returned to that party, and each party hereto agrees to maintain any and all confidential or proprietary information obtained from the other party in strictest confidence and not to divulge such information to any third party, except as may be permitted or required by law as set forth in SECTION 12.7; and no termination shall release any party from its responsibility to pay expenses as set forth in SECTION 12.14 herein.

SECTION 9.  BOARD OF DIRECTORS MEETINGS.

      For a period of two (2) years following the Closing Date, Mr. Leck and one
(1) representative member of the Corporations (the "Representative") will be invited to attend all of OHSI's Board of Directors meetings, as guests of the Board of Directors. The Representative will be designated by Dr. Osias, subject to the approval of OHSI, which approval shall not be unreasonably withheld. Mr. Leck and the Representative shall be subject to the same insider trading, confidentiality and disclosure requirements as other of OHSI's Board Members. In addition, if an opening becomes available for an OHSI board seat held by an optometrist, which opening results either from a vacancy or an expansion of the Board, then Dr. Osias has a one-time right to nominate a PEN member to fill such board seat. The nomination is subject to the approval of OHSI's Board of Directors, which approval shall not be unreasonably withheld.

SECTION 10.  MEDIATION AND ARBITRATION.

      10.1 MEDIATION. In the event a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. Unless the parties reach an agreement reduced to writing, this mediation will be non-binding, but the parties must participate in good faith in non-binding mediation, before resorting to binding arbitration.

      10.2 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or its breach, not satisfied through either negotiation or mediation, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

      As soon as reasonably practicable after submission of a demand for binding arbitration, OHSI and Stockholder shall select one arbitrator, agreeable to both parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list the parties will submit to the American Arbitration Association a ranked list of arbitrators which are acceptable. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

SECTION 11.  EMPLOYEES; EMPLOYEE BENEFITS.

      11.1 AFFECTED EMPLOYEES. "Affected Employees" shall mean employees, a list of which is attached hereto as EXHIBIT 11.1, of Corporations on the Closing Date.

      11.2 RESPONSIBILITIES. Prior to the Closing Date Corporations agree to satisfy, or cause its insurance carriers to satisfy, all claims for medical, health and hospital benefits, whether insured or otherwise (including, but not limited to, workers compensation, life insurance, medical and disability programs), under Corporations' employee benefit plans brought by, or in respect of, Affected Employees and former employees of Corporations prior to the Closing Date.

      11.3 TERMINATION BENEFITS. Corporations shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring prior to the Closing Date. If any action on the part of Corporations prior to the Closing, or if the transactions contemplated in this Agreement shall result in any liability or claim of liability for severance payments or termination benefits, or any liability, forfeiture, fine or other obligation by virtue of any state, federal or local law, such liability or claim of liability shall be the sole responsibility of Stockholder, and Stockholder shall indemnify and hold harmless Omega from any losses resulting directly or indirectly from such liability or claim.

      11.4 EMPLOYEE BENEFIT PLANS. Within 90 days of Closing Date, Stockholder and the Surviving Corporation shall use their respective best efforts to cause Corporations to either terminate any employee benefit plans maintained by Corporations or cause another entity to assume their sponsorship through merger, consolidation or transfer of plan assets as described in (beta)414(i) of the Internal Revenue Code of 1986, as amended.

SECTION 12.  GENERAL PROVISIONS.

      12.1  PARTIES IN INTEREST AND ASSIGNMENT.

            (a) This Agreement is binding upon, and is for the benefit of, the parties hereto and their respective successors and authorized assigns. Except as otherwise expressly provided, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy, or claim, legal or equitable, under or by reason of this Agreement or any provision thereof.

            (b) Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by each of the parties hereto, except that Omega reserves the right to assign this Agreement to any affiliate or successor of itself provided, however, that in such event OHSI shall guarantee the payment and performance of any obligations of such affiliate.

      12.2 CHOICE OF LAW; VENUE. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of California. Any mediation or binding arbitration brought with respect to this Agreement shall be conducted in Contra Costa County, California.

      12.3 ENTIRE AGREEMENT. This Agreement shall embody the entire agreement between the parties hereto with respect to the Merger and cancels and supersedes all other previous agreements and understandings relating to the subject matter of this Agreement, written or oral, between the parties hereto. There are no agreements, representations or warranties between the parties hereto as to the subject matter hereof other than those set forth or provided herein. All Exhibits and Schedules called for by this Agreement and delivered to the parties shall be considered a part hereof with the same force and effect as if the same had been specifically set forth in this Agreement.

      12.4 SURVIVAL. The covenants, representations and warranties contained in this Agreement shall survive the Closing Date for a period of one (1) year following the Closing Date, except that for matters relating to (ii), (iii) and
(iv) of Section 6.5, such covenants, representations, and warranties shall extend for the respective periods specified in Section 6.5 hereof.

      12.5 SECTION HEADINGS. The subject headings contained in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of its provisions.

      12.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      12.7 CONFIDENTIALITY. The parties agree to maintain confidential the terms and conditions of this Agreement and not to disclose any of such terms and conditions to any third-party without the prior written consent of the other party. Omega and OHSI will keep confidential any information (except as required to be discussed by law and/or unless ascertainable from public sources) obtained from Corporations in connection herewith and in the event this agreement is terminated, will return to PEN all documents, work papers and other written material obtained from or relating to Corporations.

      12.8 GENDER. Masculine pronouns used in this Agreement shall be construed to include feminine and neuter pronouns, and words in the singular shall include the plural, unless the context requires otherwise.

      12.9 NOTICES. Any notices hereunder shall be deemed to have been given by one party to the other if it is in writing and it is (a) delivered or tendered in person, or (b) deposited in the United States Mail in a sealed envelope, with postage prepaid, in either case addressed as follows:

If to Omega or OHSI:                Omega Health Systems, Inc.
                                    5100 Poplar Avenue, Suite 2100
                                    Memphis, Tennessee  38137
                                    Attn:  Thomas P. Lewis

With a copy to:                     Baker, Donelson, Bearman & Caldwell
                                    2000 First Tennessee Building
                                    Memphis, Tennessee  38103
                                    Attn: Robert Walker

If to Stockholder or the Corporations:
                                    Leonard and Irene Osias
                                    49 Tennis Club Drive
                                    Danville, California 94526

And to:                             Allen Leck
                                    Primary EyeCare Network
                                    125 Ryan Industrial Center, Suite 101
                                    San Ramon, California 94583-1548

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

With a copy to:                     Allen, Matkins, Leck,  Gamble & Mallory, LLP
                                    501 West Broadway, Suite 900
                                    San Diego, California 92101
                                    Attn:  Joe M. Davidson

And to:                             Ms. Kathleen O'Blennis
                                    The Castleman Law Firm
                                    5870 Stoneridge Mall Rd., Suite 207
                                    Pleasanton, California  94588

or to such other address as the parties shall have previously designated by notice to the serving party, given in accordance with this SECTION 12.9. Notices shall be deemed to have been given on the date of delivery if delivered personally, or on the third day after mailing as provided above; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by a party.

      12.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offering term in any other situation or in any other jurisdiction.

      12.11 FURTHER ASSURANCES. From time to time after the date hereof, at the request of a party hereto (the "Requesting Party"), the other parties shall, without further consideration, execute, acknowledge and deliver such further instruments of transfer and other assurances and shall take such other action as the Requesting Party reasonably may request in order to effectuate the Merger or any resulting transfer of assets as a result of the Merger.

      12.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      12.13 COSTS. Should any mediation or binding arbitration ("Dispute Resolution") arising out of this Agreement be instituted by any party to this Agreement against another party, the party prevailing in such Dispute Resolution shall be entitled, in addition to such other damages and relief as the mediator or arbitration shall award, to reimbursement of reasonable attorneys' fees, costs and other expenses incurred in the prosecution or defense of such Dispute Resolution.

      12.14 EXPENSES. Except as otherwise provided herein, each of the parties shall pay its own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in consummating the transactions contemplated by this Agreement, except that the Corporations will pay the fees and expenses incurred by Stockholder, the Corporations and Allen Leck in connection with the transactions contemplated in this Agreement, up to a maximum of Eighty Thousand Dollars ($80,000).

      IN WITNESS THEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                    OMEGA:

                                    OMEGA ACQUISITION SUBSIDIARY, INC.

By:  /s/ Todd Smith                 By: /s/ Ronald L. Edmonds
    ------------------------------     -----------------------------------------
Todd Smith, Assistant Secretary      Ronald L. Edmonds, Executive Vice President


                                    OMEGA HEALTH SYSTEMS, INC.

By: /s/ Todd Smith                  By: /s/ Ronald L. Edmonds
    ------------------------------     -----------------------------------------
Todd Smith, Assistant Secretary      Ronald L. Edmonds, Executive Vice President

                                    STOCKHOLDER:

                                    OSIAS FAMILY TRUST
                                    DATED AUGUST 18, 1988

                                    By: /s/ LEONARD OSIAS
                                       -----------------------------------------
                                          LEONARD OSIAS, O.D., TRUSTEE

                                    By: /s/ IRENE OSIAS
                                       -----------------------------------------
                                          IRENE OSIAS, TRUSTEE


                                    CORPORATIONS:

                                    PRIMARY EYECARE NETWORK


By:  /s/ Irene Osias                By:  /s/ Allen Leck
    ------------------------------      ----------------------------------------
      Irene Osias, Secretary         Allen Leck, President



                                    P.E.N. RESOURCES, INC.

By: /s/ Irene Osias                 By: /s/ Allen Leck
    ------------------------------     -----------------------------------------
      Irene Osias, Secretary         Allen Leck, President

                                    JOINDER


      LEONARD OSIAS, O.D., joins in this Agreement for the purpose of (i) guaranteeing the representations and warranties of the Corporations set forth in
SECTION 3 hereof and (ii) personally guaranteeing the payment of any sums owed under SECTION 6.1 or SECTION 6.3 hereof, subject to the limitations of Section
6.4 and 6.5 hereof.



April 30, 1997
                               LEONARD OSIAS, O.D.



                                    JOINDER

      ALLEN LECK joins in this Agreement for the purpose of (i) acknowledging the payment to him recited in SECTION 2.1 of this Agreement is in satisfaction of Dr. Osias' obligation to him under the employment agreement by and between Mr. Leck and Dr. Osias, attached hereto as SCHEDULE 2.1.1, (ii) acknowledging that the employment agreement attached as SCHEDULE 2.1.1 to this Agreement has been terminated and is of no further force or effect, (iii) acknowledging receipt of the original Promissory Note delivered by Omega pursuant to Section
2.1 hereof, and (iv) confirming those representations and warranties in SECTION 3 in which he is specifically named.


April 30, 1997
                                   ALLEN LECK






















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